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------------                                -----------------------------------
   FORM 3                                              OMB APPROVAL
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                                            OMB Number:              3235-0104
                                            Expires:          October 31, 2001
                                            Estimated average burden
                                            hours per response............0.5
                                            -----------------------------------


        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1. Name and Address of Reporting Person*  2. Date of Event           4. Issuer Name and Ticker or Trading Symbol
                                          Requiring Statement
                                          (Month/Day/Year)
     BRiT Insurance Holdings Plc             April 27, 2001            ebix.com, Inc. ("EBIX")
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 (Last)       (First)       (Middle)      3. I.R.S. Identification   5. Relationship of Reporting           6. If Amendment, Date of
                                          Number of Reporting           Person(s) to Issuer                     Original
                                          Person,                        (Check all applicable)                 (Month/Day/Year)
                                          if an entity (voluntary)   / / Director       /X/ 10% Owner       ------------------------
                                            N/A (non-U.S. Company)   / / Officer (give  / / Other (specify  7. Individual or Joint/
    55 Bishopsgate                                                       title below)       below)          Group Filing
------------------------------------------                                                                  (Check Applicable Line)
             (Street)                                                                                       ------------------------
                                                                                                            /X/ Form filed by One
                                                                                                                Reporting Person
                                                                                                            / / Form filed by More
                                                                                                                than One Reporting
 London EC2N 3AS      United Kingdom                                                                            Person
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 (City)             (State)          (Zip)                               TABLE 1 NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                2. Amount of Securities           3. Ownership Form:  4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                          Beneficially Owned                Direct (D) or       (Instr. 5)
                                       (Instr. 4)                        Indirect (I)
                                                                         (Instr. 5)
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Common Stock, $.10 par value                2,248,300                        D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, SEE Instruction        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE
5(b)(v).                                                                        COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE
                                                                                NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                                                                                A CURRENTLY VALID OMB CONTROL NUMBER.
                                                                                                                              (Over)
                                                                                                                     SEC 1473 (7-97)
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

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

FORM 3 (CONTINUED)  TABLE II DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security      2. Date Exercisable     3. Title and Amount    4. Conversion  5. Ownership    6. Nature of
   (Instr. 4)                           and Expiration Date     of Securities          or Exercise    Form of         Indirect
                                        (Month/Day/Year)        Underlying             Price of       Derivative      Beneficial
                                                                Derivative Security    Derivative     Security:       Ownership
                                                                (Instr. 4)             Security       Direct (D)      (Instr. 5)
                                     ------------------------------------------------                 or Indirect
                                        Date     Expiration                Amount or                  (I)
                                      Exercisable   Date       Title        Number                    (Instr. 5)
                                                                           of Shares
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
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
Explanation of Responses:
                                                             May 7, 2001
         -------------------------------------       ---------------------------
           **Signature of Reporting Person                      Date

         /s/    Neil Eckert, Director


         /s/  Matthew Scales, Director

*If the form is filed by more than one reporting person, SEE Instruction
5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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                                                                 SEC 1473 (7-97)